FORM 3	OMB APPROVAL

	OMB Number:	3235-0104
	Expires:	October 31, 2001
Estimated average burden
	hours per response	0.5

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of Reporting Person*			3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)	6. If Amendment, Date of Original (Month/Day/Year)
Energy Spectrum Partners, LP

(Last)	(First)	(Middle)
			4. Issuer Name and Ticker or Trading Symbol	7. Individual or Joint/Group Filing (check Applicable Line)
5956 Sherry Lane, Suite 900			Allis-Chalmers Corporation (ACLM)	[ ] Form filed by One Reporting Person
[X] Form filed by More than One Reporting Person
(Street)
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
Dallas,	Texas	75225
[ ] Director [X] 10% Owner
(City)	(State)	(Zip)	[ ] Officer (give title below)
[ ] Other (specify below)
2. Date of Event Requiring Statement (Month/Day/Year)
February 7, 2002

Table I — Non-Derivative Securities Beneficially Owned

1. Title of Security (Instr. 4)	2. Amount of Securities Beneficially Owned (Instr. 4)	3. Ownership Form: Direct (D) or Indirect (I) (Instr. 5)	4. Nature of Indirect Beneficial Ownership (Instr. 5)

Common Stock	6,559,863[1]	D

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction 5(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 3 (CONTINUED)

Table II — Derivative Securities Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security (Instr. 4)	2. Date Exercisable and Expiration Date (Month/Day/Year)		3. Title and Amount of Securities Underlying Derivative Securities (Instr. 4)		4. Conversion or Exercise Price of Derivative Security	5. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 5)	6. Nature of Indirect Beneficial Ownership (Instr. 5)

	Date Exercisable	Expiration Date	Title	Amount or Number of Shares

Series A Cumulative Convertible Preferred Stock	Immed.	N/A	Common Stock	4,666,666	$.75	D

Warrant	Immed.	1/31/12	Common Stock	437,500	$.15	D

Explanation of Responses:

(1)  Energy Spectrum Capital LP is the general partner of Energy Spectrum Partners, L.P. Energy Spectrum LLC is the general partner of Energy Spectrum Capital LP.

(**)	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:	File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

ENERGY SPECTRUM PARTNERS, LP

By:	Energy Spectrum Capital LP, General Partner		Feb. 19, 2001

	By:	Energy Spectrum LLC, General Partner	Date

		By:	/s/ Thomas O. Whitener, Jr.

Its:

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

1%9$101!	Page 2 of 6

FORM 3	OMB APPROVAL

	OMB Number:	3235-0104
	Expires:	October 31, 2001
Estimated average burden
	hours per response	0.5

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of Reporting Person*			3. IRS Identification Number of Reporting Person, if an entity (voluntary)	6. If Amendment, Date of Original (Month/Day/Year)
Energy Spectrum Capital LP

(Last)	(First)	(Middle)
			4. Issuer Name and Ticker or Trading Symbol	7. Individual or Joint/Group Filing (check Applicable Line)
5956 Sherry Lane, Suite 900			Allis-Chalmers Corporation (ACLM)	[ ] Form Filed by One Reporting Person
[X] Form Filed by More than One Reporting Person
(Street)
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
Dallas, Texas 75225
[ ] Director [X] 10% Owner
(City)	(State)	(Zip)	[ ] Officer (give title below)
[ ] Other (specify below)
2. Date of Event Requiring Statement (Month/Day/Year)
February 7, 2002

Table I — Non-Derivative Securities Beneficially Owned

1. Title of Security (Instr. 4)	2. Amount of Securities Beneficially Owned (Instr. 4)	3. Ownership Form: Direct (D) or Indirect (I) (Instr. 5)	4. Nature of Indirect Beneficial Ownership (Instr. 5)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction 5(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Table II — Derivative Securities Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security (Instr. 4)	2. Date Exercisable and Expiration Date (Month/Day/Year)		3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)		4. Conversion or Exercise Price of Derivative Security	5. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 5)	6. Nature of Indirect Beneficial Ownership (Instr. 5)

	Date Exercisable	Expiration Date	Title	Amount or Number of Shares

Explanation of Responses:

ENERGY SPECTRUM CAPITAL LP

By: Energy Spectrum LLC, General Partner
(**) Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).	By: /s/ Thomas O. Whitener, Jr.	Feb 19, 2002

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.	Its:	Date

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

FORM 3	OMB APPROVAL

	OMB Number:	3235-0104
	Expires:	October 31, 2001
Estimated average burden
	hours per response	0.5

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of Reporting Person*			3. IRS Identification Number of Reporting Person, if an entity (voluntary)	6. If Amendment, Date of Original (Month/Day/Year)
Energy Spectrum LLC

(Last)	(First)	(Middle)
			4. Issuer Name and Ticker or Trading Symbol	7. Individual or Joint/Group Filing (check Applicable Line)
5956 Sherry Lane, Suite 900			Allis-Chalmers Corporation (ACLM)	[ ] Form Filed by One Reporting Person
[X] Form Filed by More than One Reporting Person
(Street)
5. Relationship of Reporting Person(s) to Issuer (check All Applicable)
Dallas, Texas 75225
[ ] Director [X] 10% Owner
(City)	(State)	(Zip)	[ ] Officer (give title below)
[ ] Other (specify below)
2. Date of Event Requiring Statement (Month/Day/Year)
February 7, 2002

Table I — Non-Derivative Securities Beneficially Owned

1. Title of Security (Instr. 4)	2. Amount of Securities Beneficially Owned (Instr. 4)	3. Ownership Form: Direct (D) or Indirect (I) (Instr. 5)	4. Nature of Indirect Beneficial Ownership (Instr. 5)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction 5(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Table II — Derivative Securities Beneficially Owned
(e.g., Puts, Calls, Warrants, Options, Convertible Securities)

1. Title of Derivative Security (Instr. 4)	2. Date Exercisable and Expiration Date (Month/Day/Year)		3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)		4. Conversion or Exercise Price of Derivative Security	5. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 5)	6. Nature of Indirect Beneficial Ownership (Instr. 5)

	Date Exercisable	Expiration Date	Title	Amount or Number of Shares

Explanation of Responses:

ENERGY SPECTRUM LLC

(**) Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).	By: /s/ Thomas O. Whitener, Jr.	Feb 19, 2002

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.	Its:	Date

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

Page 6 of 6